EXHIBIT 99.1


Ride the light
[Graphic logo omitted]                                            NEWS
QWEST




            QWEST COMMUNICATIONS TO WEBCAST FINANCIAL ANALYST MEETING

DENVER, FEBRUARY 15, 2000 -- Qwest Communications International Inc. (NYSE:Q), the broadband Internet communications company, announced today it will provide a live webcast of its financial analyst meeting being held in New York on Wednesday, February 16 for financial analysts and institutional investors.

Interested parties may access the live audio and video webcast of the meeting, which runs from 8:30 AM to 3:30 PM EST, from an icon on the Qwest home page at www.qwest.com.

ABOUT QWEST
Qwest Communications International Inc. (NYSE: Q) is a leader in reliable, scalable and secure broadband Internet-based data, voice and image communications for businesses and consumers. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 25,500 miles in North America. In addition, KPNQwest (Nasdaq: KQIP), Qwest's European joint venture with KPN, the Dutch telecommunications company, is building and will operate a high-capacity European fiber optic, Internet-based network that will span 11,800 miles when it is completed in 2001. For more information, please visit the Qwest web site at www.qwest.com.

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This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, failure to maintain rights of way, financial risk management and future growth subject to risks, Qwest's ability to achieve Year 2000 compliance, adverse changes in the regulatory or legislative environment, and failure to complete the merger with U S WEST and achieve projected synergies and financial results timely or at all. This release may include analysts' estimates and other information prepared by third parties, for which Qwest assumes no responsibility. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries

Contacts:  MEDIA CONTACT:                   INVESTOR CONTACT:
           Jane Morrissey                   Lee Wolfe
           (303) 992-3882                   800-567-7296
           jane.morrissey@qwest.com         IR@qwest.com

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